SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2003

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On January 14, 2003, Conceptus, Inc. issued a press release to update on the launch of Essure into the U.S. market. Text of the press release follows:

SAN CARLOS, Calif. (January 14, 2003) — Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today provided an update on the launch of Essure into the U.S. market. Following approval of the Essure system by the U.S. Food and Drug Administration (FDA) on November 4, 2002, the Company has held training sessions in several cities across the United States. The Company continues to preceptor newly trained physicians for approximately five cases and reports that these Essure procedures are being scheduled in line with company projections. To date, reimbursement claims for commercial Essure procedures, which commenced in late November, have been processed successfully and there have been no denials of coverage.

“Though we are very early in the process since receiving FDA approval, we are pleased with the pace of our U.S. launch and with the reception the physician and patient communities have given Essure,” said Steve Bacich, chief executive officer. “We are comfortably on track to have up to 700 physicians certified to perform the Essure procedure by the end of 2003, and we will be closely monitoring the speed at which physicians adapt their medical practices to provide Essure routinely to their patients. Importantly, from what we have experienced thus far, physicians have been reimbursed for their professional fees under various procedural codes. Based on reimbursement of procedures completed to date, we remain confident that under current reimbursement codes, Essure presents very attractive economics for physicians and payors. As with any new technology, we expect to receive questions and challenges from payors, but to date the company is not aware of any reimbursement challenges or denials requiring appeals from any payor organization.”

“Based on these very early indications, we currently feel comfortable with previous analyst estimates for 2003 sales ranging from approximately $10 million to $16 million. For 2002 sales, we estimate preliminarily that we will be at the lower end of our previous guidance of $1.6 million to $1.8 million, although our fourth quarter and full year 2002 results are yet to be audited,” added Mr. Bacich.

Separately, the Company reported that its previously reported search for a new President and CEO is underway and progressing according to plan with several highly qualified candidates identified. Steven Bacich continues as chief executive officer during the interim.

A Need for New Permanent Birth Control

According to the U.S. Centers for Disease Control and Prevention, incisional tubal ligation continues to be the most prevalent form of birth control in the U.S, with 41 percent of women age 35-39 and 50 percent of women age 40-44 choosing incisional tubal sterilization. Incisional tubal ligation remains the most popular form of birth control worldwide despite the fact that it is invasive and costly. About 93 percent of the laparoscopic female sterilization procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring four to six days before returning to regular activities.

About ESSURE

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. developed and markets Essure, an innovative medical device, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The results of product development program and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer
Dated: January 23, 2003

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